Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated June 27, 2025 in the Registration Statement on Form F-1 Amendment No. 2 (No. 333-284789) under the Securities Act of 1933, as amended, with respect to the consolidated balance sheets of AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C and subsidiaries (collectively referred to as the “Group”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for each of the two years in the period ended December 31, 2024 and the related notes.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

Singapore

June 27, 2025